LEBOEUF, LAMB, GREEN & MACRAE
                                     L.L.P.
      A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

                               260 Franklin Street
                              Boston, MA 02110-3173
                                 (617) 748-6800
                            FACSIMILE: (617) 439-0341



                                August 12 , 2005



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

          Re:  Unitil Corporation, et al. (File No. 70-10310)
               ----------------------------------------------

Ladies and Gentlemen:

          This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the Application-Declaration on Form U-1 (File No. 70-10310) (the "Application-Declaration") of Unitil Corporation (the "Company" or "Unitil"), a New Hampshire corporation and a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and its wholly owned subsidiary companies, Fitchburg Gas and Electric Light Company ("Fitchburg"), Unitil Energy Systems, Inc. ("Unitil Energy"), Unitil Power Corp. ("Unitil Power"), Unitil Realty Corp. ("Unitil Realty"), Unitil Resources, Inc. ("Unitil Resources") and Unitil Service Corp. ("Unitil Service" and, together with Fitchburg, Unitil Energy, Unitil Power, Unitil Realty and Unitil Resources, the "Subsidiaries"). In the Application-Declaration the Company and the Subsidiaries requested authorization and approval under Sections 6(a) and 7 of the Act for certain hedging transactions with respect to existing indebtedness of Unitil or the Subsidiaries in order to manage and minimize interest rate costs, and certain hedging transactions with respect to anticipatory debt issuances in order to lock-in current interest rates and/or manage interest rate risk exposure.

          In connection with this opinion, we have examined originals, or copies certified to our satisfaction, of the Application-Declaration, the order of the Securities and Exchange Commission (the "SEC") dated June 30, 2003 (Holding Company Act Release No. 27691) granting the Company and the Subsidiaries authority under the Act to issue short-term indebtedness, such corporate records of the Company and the Subsidiaries, certificates of public officials, certificates of officers and representatives of the Company, and such other exhibits, documents, agreements, instruments, and other materials as we considered necessary or advisable in order to render the opinions set forth below. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on all documents



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Securities and Exchange Commission
August 12, 2005
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examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates, exhibits, documents, agreements, instruments, and other materials. In addition, we have examined such questions of law as we considered necessary or appropriate for the purpose of rendering this opinion.

          Based on the foregoing, and subject to the final paragraph hereof, we are of the opinion that when the Commission has taken the action requested by the Application-Declaration:

          (1) All state laws applicable to the transactions described in the Application-Declaration will have been complied with.

          (2) The Company and Unitil Energy are validly organized and duly existing under the laws of the State of New Hampshire. Fitchburg is validly organized and duly existing under the laws of the Commonwealth of Massachusetts.

          (3) The debt securities to be issued by the Company and Fitchburg that underlie hedging transactions authorized by the Application-Declaration will be valid and binding obligations of the issuer in accordance with their terms.

          (4) The consummation of the proposed hedging transactions will not violate the legal rights of the holders of any securities issued by the Company, Unitil Energy or Fitchburg.

          The opinions expressed above are subject to the following assumptions or conditions:

          a. The Commission shall have duly entered an appropriate order or orders granting and permitting the Application-Declaration to be effective with respect to the hedging transactions described therein.

          b. The Applicants shall be in compliance with the terms of the order issued by the Commission with respect to the Application-Declaration.

          c. No act or event other than as described herein shall have occurred subsequent to the date hereof, which would change the opinions expressed above.


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Securities and Exchange Commission
August 12, 2005
Page 3



          This opinion is intended solely for the use of the Commission and may not be relied upon by any other person or used for any other purpose. We are not, in this opinion, opining on laws other than the federal laws of the United States and the New Hampshire Business Corporation Act and Title XXXIV (Public Utilities) of the New Hampshire Revised Statutes. We hereby consent to the use of this opinion as an exhibit to the Application-Declaration.



                                       Very truly yours,

                                       /s/ LeBoeuf. Lamb, Greene & MacRae LLP